Exhibit 99.1

NAPCO Reports Financial Results for Fiscal Year and Fourth Quarter 2013

-Full Year Net Income Increases 32% to $3.0 Million-

-Q4 Revenue Increases 10%, Net Income Increases 74% to Match Quarterly Record of $3.2 Million-

Management to Host Conference Call Today at 11 a.m.

AMITYVILLE, N.Y., September 16, 2013 -- NAPCO Security Technologies, Inc. (NASDAQ:NSSC), one of the world's leading suppliers of high performance electronic security equipment for over 30 years, today announced financial results for its fiscal year ended June 30, 2013.

Highlights:

•
Net sales for the fourth quarter were $21.8 million, the highest quarterly revenue in five years, an increase of 10% over last year. Net sales for the year were $71.4 million, up from $70.9 million last year.

•	Sales within the Marks brand of products grew 29% in the fourth quarter, representing the fourth consecutive quarter of growth in this unit. Marks sales increased 18% for the year.

•	StarLink2 recurring revenue for the year increased 166% and grew sequentially by 20%.

•
Gross margin improved 270 basis points to 38.1% for the quarter as compared to 35.4% for the same period last year. Gross margin for the year was slightly higher at 30.4% as compared to 29.8% a year ago.

•
Debt, net of cash, has been reduced by $22.7 million from $35.9 million to $13.2 million since acquiring Marks in August of 2008, with $4.1 million of this reduction occurring in this fiscal year. As a result of the lower debt levels and lower interest rates, net interest expense for the fiscal year decreased by $575,000 or 50% to $574,000 as compared to $1.1 million for last year.

•	Earnings per Share (Diluted) rose 89% to $0.17 from $0.09 for the quarter and 33% to $0.16 from $0.12 for the year.

•	Launched a campus lock down product, a new category, and realized largest single order for the company since inception.

Richard Soloway, Chairman and President stated, “This was a strong finish to a solid year, as we delivered our highest quarterly revenue level in five years and matched our best quarter ever for net income. The improved top- and bottom-line results largely reflect increases in demand from our access control and door-locking products, and demonstrate the global factors, which are driving interest in advanced security solutions like those we offer. During the fourth quarter, sales for our access control and architectural locking products gained substantial traction, with demand from the education vertical market leading the way as schools and university administrations seek out solutions to protect their students and faculty. Gross margin increased due to favorable product mix, increased recurring revenue, a result of robust demand for our more sophisticated, higher margin products, and economies of scale. When our top line exceeds $20 million, we are able to most effectively leverage our manufacturing infrastructure.”

Mr. Soloway continued, “The introduction of Alarm Lock’s Networx™ wireless locks, integrated with Continental’s Access Control enterprise-class, card access systems, has proven to be a solid sales success by providing K-12 and university campus end-users with unique global lock-down capabilities. Our Marks USA LocDown™ intruder lock, which allows teachers to achieve manual lock-down, from inside the classroom, without stepping into harm’s way, also increased in sales. In addition, the introduction of Marks USA’s anti-ligature LifeSaver™ product, an ANSI Grade 1 Institutional Life Safety lockset, which addresses managed liability and accident/suicide prevention in behavioral health care institutions, has provided us with another substantial contributor to sales growth.”

Mr. Soloway concluded, “We continue to emphasize diversification in our product portfolio and opportunities to increase our recurring monthly service revenues.  Of our growing stable of security products, iSee Video™, iBridge™ and Starlink™, are generating such recurring revenue streams for NAPCO, and continue to gain traction in the market through our dealer network. The NAPCO Starlink2™ wireless GSM alarm communicator, which enables homes and businesses to communicate alarm signals wirelessly to a central monitoring station, remains a solid contributor to our  sales growth. Q4 saw the highly successful introduction of our state-of-the-art StarLink3™ 3G/4G communicator. This product enables alarm monitoring on the most advanced cellular network in the country. We remain committed to providing our dealers with the highest quality products, at all different price points, and continuing to build our reputation for exceptional, ubiquitous technology that protects people where they live, work, and study.”

Fiscal 2013 Results

Revenues for the three months ended June 30, 2013 increased 10% to $21.8 million, as compared to $19.9 million for the same period one year ago. Revenue for the year ended June 30, 2013 increased1% to $71.4 million, compared to $70.9 million a year ago. Selling, general and administrative expenses for the quarter were $4.7 million, unchanged from the same period in 2012. Selling, general and administrative expenses for the year ended June 30, 2013 increased by $587,000 or 3% to $17.9 million, compared to $17.3 million last year. The increase was due primarily to additional sales staff, and tradeshow and advertising expenditures to support new product introductions. In May the company announced a large deal with a private university to provide a centrally-managed wireless locking system to protect students.  This contract, worth $1.5 million, for 1,700 locks, was commenced in the fourth quarter of 2013 and completed this past August. Follow-up orders are expected in the near future.

Operating income for the three months ended June 30, 2013 increased by $1.2 million or 51% to $3.6 million as compared to $2.4 million for the same period a year ago. Operating income for the year ended June 30, 2013 was $3.8 million, unchanged from last year. Adjusted EBITDA* for the three months ended June 30, 2013 increased $933,000, or 27%, to $4.4 million as compared to $3.5 million for the same period a year ago (*see table attached). Adjusted EBITDA* for the year ended June 30, 2013 decreased $474,000, or 7%, to $6.1 million as compared to $6.6 million for the same period a year ago (*see table attached).

Net income for the three months ended June 30, 2013increased by $1.4 million or 74%, to $3.2 million or $0.17 per share as compared to $1.8 million or $0.09 per share for the same period last year. Net income for the year ended June 30, 2013 increased by $700,000 or 32% to $3.0 million or $0.16 per share compared to net income of $2.3 million or $0.12 per share for the same period last year.

Balance Sheet Summary

At June 30, 2013, the Company had $3.2 million in cash and cash equivalents an increase of $250,000 compared to $3.0 million at June 30, 2012. NAPCO had working capital of $33.2 million as compared with working capital of $32.2 million at June 30, 2012. Current ratio for both periods was 4.9:1. Debt, net of cash, was $13.2 million at June 30, 2013, a decrease of $4.1 million compared to $17.3 million as of June 30, 2012.

NAPCO Security Technologies, Inc. Annual Meeting of Stockholders

NAPCO Security Technologies, Inc. annual meeting is set for December 10, 2013, with a record date of October 30, 2013.

Conference Call Information

Management will conduct a conference call at 11 a.m. today, September 16, 2013. Interested parties may participate in the call by dialing 877-941-1427 or for international callers, 480-629-9664, about 5-10 minutes prior to the start time of 11 a.m. ET. The conference call will also be available on replay starting at 2 p.m. ET on September 16, 2013 and ending on September 23, 2013. For the replay, please dial 877-870-5176 domestically, or 858-384-5517 for international callers, and use the replay access code, 4633610.

In addition, the call will be webcast and will be available on the Company's website at www.napcosecurity.com or by visiting http://public.viavid.com/index.php?id=105575.

About NAPCO Security Technologies, Inc.

NAPCO Security Technologies, Inc. is one of the world's leading manufacturers of technologically advanced electronic security equipment including intrusion and fire alarm systems, access control and door locking systems. The Company consists of NAPCO plus three wholly-owned subsidiaries: Alarm Lock, Continental Instruments, and Marks USA. The products are installed by security professionals worldwide in commercial, industrial, institutional, residential and government applications. NAPCO products have earned a reputation for technical excellence, reliability and innovation, poising the Company for growth in the rapidly expanding electronic security market, a multi-billion dollar market.

For additional information on NAPCO, please visit the Company's web site at www.napcosecurity.com.

Safe Harbor Statement

This press release contains forward-looking statements that involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission.

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2013	June 30, 2012
	(unaudited)	(audited)
ASSETS	(in thousands, except for share data)
CURRENT ASSETS
Cash and cash equivalents	$3,229	$2,979
Accounts receivable, net of reserves and allowances	18,211	16,408
Inventories	18,471	19,448
Prepaid expenses and other current assets	1,219	964
Income tax receivable	64	--
Deferred income taxes	642	650
Total Current Assets	41,836	40,449

Inventories - non-current	3,436	3,834
Deferred income taxes	1,526	1,762
Property, plant and equipment, net	6,586	7,247
Intangible assets, net	10,334	11,251
Other assets	185	207
TOTAL ASSETS	$63,903	$64,750

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Current maturities of long term debt	$1,600	$1,600
Accounts payable	3,318	3,163
Accrued expenses	2,093	1,814
Accrued salaries and wages	1,604	1,589
Accrued income taxes	--	78
Total Current Liabilities	8,615	8,244

Long-term debt, net of current maturities	14,800	18,657
Accrued income taxes	153	126
Total Liabilities	23,568	27,027

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Common Stock, par value $0.01 per share; 40,000,000 shares authorized; 20,796,813 and 20,095,713 shares issued; and 19,296,335 and 19,095,713 shares outstanding, respectively	208	201
Additional paid-in capital	15,356	14,080
Retained earnings	32,078	29,057
	47,642	43,338
Less: Treasury Stock, at cost (1,500,478and 1,000,000 shares, respectively)	(7,307)	(5,615)
TOTAL STOCKHOLDERS' EQUITY	40,335	37,723
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$63,903	$64,750

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Three months ended June 30,		Twelve months ended June 30,
	2013	2012	2013	2012
	(In thousands, except share and per share data)

Net sales	$21,795	$19,872	$71,386	$70,928
Cost of sales	13,500	12,835	49,662	49,776
Gross Profit	8,295	7,037	21,724	21,152
Selling, general, and administrative expenses	4,712	4,668	17,928	17,341
Operating Income	3,583	2,369	3,796	3,811
Other expense:
Interest expense, net	134	260	574	1,149
Other, net	4	67	14	109
	138	327	588	1,258
Income before Provision for Income Taxes	3,445	2,042	3,208	2,553
Provision for income taxes	236	201	187	267
Net Income	$3,209	$1,841	$3,021	$2,286

Net Income per share:
Basic	$0.17	$0.10	$0.16	$0.12
Diluted	$0.17	$0.09	$0.16	$0.12

Weighted average number of shares outstanding:
Basic	19,296,000	19,096,000	19,210,000	19,096,000
Diluted	19,441,000	19,453,000	19,362,000	19,303,000

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES
NON-GAAP MEASURES OF PERFORMANCE* (unaudited)

	Three months ended June 30,		Twelve months ended June 30,
	2013	2012	2013	2012
	(In thousands)

Net income	$3,209	$1,841	$3,021	$2,286
Add back provision (benefit) for income taxes	236	201	187	267
Add back interest and other expense	138	327	588	1,258
Operating income (GAAP)	3,583	2,369	3,796	3,811

Adjustments for non-GAAP measures of performance:
Add back amortization of acquisition-related intangibles	229	266	917	1,065
Add back change to inventory reserve	354	504	354	504
Add back stock-based compensation expense	--	--	--	8
Adjusted non-GAAP operating income	4,166	3,139	5,067	5,388
Add back depreciation and other amortization	278	372	1,057	1,210
Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization)	$4,444	$3,511	$6,124	$6,598

* Non-GAAP Information. Certain non-GAAP measures are included in this press release, including EBITDA, non-GAAP operating income and Adjusted EBITDA. We define EBITDA as GAAP net income plus income tax expense (benefit), net interest expense and depreciation and amortization expense. Non-GAAP operating income does not include impairment of goodwill, amortization of intangibles, changes to inventory reserves, restructuring charges, stock-based compensation expense and other infrequent or unusual charges. These non-GAAP measures are provided to enhance the user's overall understanding of our financial performance. By excluding these charges our non-GAAP results provide information to management and investors that is useful in assessing NAPCO's core operating performance and in comparing our results of operations on a consistent basis from period to period. The presentation of this information is not meant to be a substitute for the corresponding financial measures prepared in accordance with generally accepted accounting principles. Investors are encouraged to review the reconciliation of GAAP to non-GAAP financial measures included in the above.

INVESTOR INQUIRIES:
Brett Maas
Hayden IR
(646) 536-7331
brett@haydenir.com

Peter Seltzberg, Regional Vice-President
Hayden IR
(646) 415-8972
peter@haydenir.com